As filed with the Securities and Exchange Commission on February 10, 2023

Registration No. 333-256055

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Healthpeak Properties, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	4600 South Syracuse Street, Suite 500 Denver, Colorado 80237 (720) 428-5050	33-0091377
(State or Other Jurisdiction of Incorporation or Organization)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(IRS Employer Identification Number)

Jeffrey H. Miller, Esq.

General Counsel
4600 South Syracuse Street, Suite 500
Denver, Colorado 80237
(720) 428-5050

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Lewis W. Kneib, Esq.

Julian Kleindorfer, Esq.

Alexa M. Berlin, Esq.

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, California 90071-1560

(213) 485-1234

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the Registrant

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒ Non-accelerated filer ☐	Accelerated filer ☐ Smaller reporting company ☐ Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 (File No. 333-256055) (the “Registration Statement”) filed with the Securities and Exchange Commission on May 13, 2021 is being filed to deregister all securities that were registered for issuance on the Registration Statement and remain unsold thereunder.

On February 7, 2023, the company formerly known as Healthpeak Properties, Inc. (“Old Healthpeak”), a Maryland corporation, announced that it intended to implement a corporate reorganization into a new holding company structure commonly referred to as an Umbrella Partnership Real Estate Investment Trust, or UPREIT. On February 7, 2023, in connection with such intended reorganization, Old Healthpeak entered into an Agreement and Plan of Merger (the “Merger Agreement”) with the company formerly known as New Healthpeak, Inc. (“New Healthpeak”), a Maryland corporation, which was a wholly owned subsidiary of Old Healthpeak, and Healthpeak Merger Sub, Inc. (“Merger Sub”), a Maryland corporation, which was a wholly owned subsidiary of New Healthpeak.

Effective on February 10, 2023, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Old Healthpeak, with Old Healthpeak continuing as the surviving corporation and a wholly owned subsidiary of New Healthpeak (the “Merger”).

At the effective time of the Merger, (a) the separate existence of Merger Sub ceased and (b) each share of Old Healthpeak common stock issued and outstanding immediately prior to the Merger converted on a share-for-share basis into an issued and outstanding share of New Healthpeak common stock. In connection with and immediately following the Merger, Old Healthpeak converted from a Maryland corporation to a Maryland limited liability company called “Healthpeak OP, LLC”, and New Healthpeak inherited the name “Healthpeak Properties, Inc.” and became the successor issuer to Old Healthpeak pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended.

As a result of the Merger, Old Healthpeak terminated all offers and sales of its securities registered for issuance on the Registration Statement that remained unsold thereunder as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to a Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 10th day of February, 2023.

HEALTHPEAK PROPERTIES, INC.

By:	/s/ Peter A. Scott
Peter A. Scott
Chief Financial Officer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott M. Brinker	President and Chief Executive Officer	February 10, 2023
SCOTT M. BRINKER	(Principal Executive Officer) and Director

/s/ Peter A. Scott	Chief Financial Officer (Principal Financial Officer)	February 10, 2023
PETER A. SCOTT

*	Executive Vice President and Chief Accounting Officer	February 10, 2023
SHAWN G. JOHNSTON	(Principal Accounting Officer)

*	Chairman of the Board	February 10, 2023
BRIAN G. CARTWRIGHT

*	Vice Chair of the Board	February 10, 2023
KATHERINE M. SANDSTROM

*	Director	February 10, 2023
CHRISTINE N. GARVEY

*	Director	February 10, 2023
R. KENT GRIFFIN, JR.

*	Director	February 10, 2023
DAVID B. HENRY

*	Director	February 10, 2023
SARA G. LEWIS

* By:	/s/ Peter A. Scott
Peter A. Scott
Attorney-in-fact